EXHIBIT 2.3(A)

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                               MERGER AGREEMENT

                           DATED AS OF JULY 9, 1998

                                 BY AND AMONG

                     INNOVATIVE VALVE TECHNOLOGIES, INC.,

                          COLONIAL ACQUISITION, INC.

                                      AND

                     COLONIAL PROCESS EQUIPMENT CO., INC.,

                        COLONIAL SERVICE COMPANY, INC.

                                      AND

                   THEIR SOLE STOCKHOLDER, MARTIN T. DOONEY

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                               MERGER AGREEMENT

      THIS MERGER AGREEMENT (the "Agreement") is entered into as of the 9th day of July, 1998, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), COLONIAL ACQUISITION, INC, a Delaware corporation ("Invatec Sub"), MARTIN T. DOONEY, an individual whose address is 11 Wolf Road, Buzzards Bay, Massachusetts 02532 (the "Stockholder"), COLONIAL PROCESS EQUIPMENT CO., INC., a Massachusetts corporation whose address is 231 Norfolk Street, Walpole, Massachusetts 02081 ("Equipment"), and COLONIAL SERVICE COMPANY, INC., a Massachusetts corporation whose address is 231 Norfolk Street, Walpole, Massachusetts 02081 ("Service") (Equipment and Service being hereinafter referred to individually and collectively as the "Company"). Invatec, Invatec Sub, the Stockholder and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                            PRELIMINARY STATEMENT

      WHEREAS, the Stockholder is the legal and beneficial owner and holder of Fifty-One (51) shares of Common Stock of Equipment and Fifty-One (51) shares of Common Stock of Service, which constitutes all of the issued and outstanding Capital Stock of each of those corporations; and

      WHEREAS, the Parties have determined that it is in their best interests to effect a merger pursuant to which the Company will merge with and into Invatec Sub on the terms and conditions set forth herein (such merger being the "Acquisition");

      WHEREAS, the Parties intend for the Acquisition to qualify as a tax-free reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations, warranties and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

            PARAGRAPH 14. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this PARAGRAPH 1. Capitalized terms used in this Agreement and not defined below in this PARAGRAPH 1 have the meanings assigned to them in the preamble of this Agreement, the Preliminary Statement or ARTICLE IX of the Uniform Provisions, as the case may be.

            "ACCOUNTING FIRM" means Arthur Andersen, LLP in Houston, Texas.

            "ACQUIRED BUSINESS" means the business conducted by the Company. For purposes of ARTICLE VIII of the Uniform Provisions, the term "Acquired Business" shall include any business conducted by the Company during the twelve (12) months preceding the Effective Time.

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            "ACQUISITION CONSIDERATION" has the meaning specified in
      SUBPARAGRAPH 2(A)(IV)(1).


            "CEILING AMOUNT" means One Million One Hundred Eighty-Five Thousand and No/100 Dollars ($1,185,000.00).

            "CLOSING" has the meaning specified in PARAGRAPH 3.

            "CLOSING DATE" means July 31, 1998, or such other date as to which Invatec and the Stockholder may agree.

            "COMPANY" has the meaning specified in the preamble of this Agreement.

            "COMPANY CAPITAL STOCK" means the Common Stock, no par value per share, of each of Equipment and Service, considered collectively.

            "COUNSEL FOR THE COMPANY AND THE STOCKHOLDER" means Gelerman, Cashman & Donahue of Dedham, Massachusetts.

            "COUNSEL FOR INVATEC" means Boyer, Ewing & Harris Incorporated of Houston, Texas.

            "CURRENT BALANCE SHEET" means the combined balance sheets of Equipment and Service as of the Current Balance Sheet Date.

            "CURRENT BALANCE SHEET DATE" means May 31, 1998.

            "CURRENT MARKET PRICE" means the average closing price per share of Invatec Common Stock (as reported by the principal securities exchange or trading market, as the case may be, on which the Invatec Common Stock is then traded) during the five consecutive trading days immediately preceding the date as of which the "Current Market Price" is to be determined.

            "DISCLOSURE STATEMENT" means the written statement executed by the Company and the Stockholders and delivered to Invatec prior to the execution and delivery of this Agreement by Invatec in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company or the Stockholders herein or (b) it is confirmed that no exception is taken to that representation and warranty.

            "EFFECTIVE TIME" means the Effective Time of the Merger, as such term is defined in SUBPARAGRAPH 2(A)(II).

            "EMPLOYMENT AGREEMENT" means the Employment Agreement to be entered into as of the Effective Time between Invatec and Martin T. Dooney, in the form thereof attached hereto as EXHIBIT A.

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            "EXPIRATION DATE" means September 15, 1998.

            "FORMER STOCKHOLDER DEBT" means the agreed current value of the debt owed to Richard P. Capobianco, a former stockholder of the Company, pursuant to the noncompetition provisions of his Redemption Agreement with the Company dated March 19, 1997.

            "INDEBTEDNESS" means all items, except for items of capital stock, surplus or general contingency, which in accordance with GAAP would be included on the liability side of the combined balance sheet of the Company, other than accounts payable, accrued expenses and other trade payables. The Indebtedness of the Company at February 28, 1998 is $336,188, determined as provided in SCHEDULE I hereto.

            "INITIAL FINANCIAL STATEMENTS" means (a) the combined balance sheets of Equipment and Service as of August 31, 1997 and 1996 and the related combined statements of income and retained earnings for each of the Company's fiscal years in the two-year period ended August 31, 1997, and
      (b) the Current Balance Sheet and the related combined income statements for the two months ended on the Current Balance Sheet Date, which the Company has delivered to Invatec. The Company's financial statements for the nine month period ended May 31, 1998, and the one year periods ended August 31, 1997 and 1996 are attached hereto as EXHIBIT B.

            "INVATEC SUB" has the meaning set forth in the preamble of this Agreement.

            "LEASE means that five year, triple net lease covering the real property owned by Lighthouse Realty Trust (the "Trust") and used by the Company in its business, to be entered into by Invatec Sub on the Closing Date in the form attached hereto as EXHIBIT C.

             "MERGER" means a transaction as a result of which the Acquisition is effected and in which the Company is merged with and into Invatec Sub.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of the business of the Company and the Company Subsidiaries, consistent with past customs and practice (including with respect to quantity and frequency).

            "REORGANIZATION EXPENSES" means expenses solely and directly related to the reorganization, such as legal and accounting fees, appraisal fees, administrative costs and transfer taxes.

            "RESPONSIBLE OFFICER" means (i) Martin T. Dooney for Equipment or Service, and (ii) John L. King for Invatec.

                 "SURVIVING COMPANY" means Invatec Sub, which is to be designated in the Certificates of Merger as the Surviving Company.

            "THRESHOLD AMOUNT" means one percent (1.0%) of the Ceiling Amount.

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            "UNIFORM PROVISIONS" means the Uniform Provisions for Stock
      Acquisitions By Subsidiary Merger attached hereto as ANNEX 1.

            "WORKING CAPITAL" means the current assets minus the current liabilities of the Company determined in accordance with GAAP (calculated as provided in SCHEDULE II attached hereto). Current liabilities shall expressly include all accrued and unpaid tax liability, and exclude current maturities of long-term Indebtedness and the current portions under capital leases. The Working Capital on February 28, 1998 is $358,162, determined as provided in SCHEDULE II attached hereto.

            PARAGRAPH 15. THE ACQUISITION. (A) THE MERGER. (i) CERTIFICATES OF MERGER. Subject to the terms and conditions hereof, the Company will cause the Certificates of Merger to be duly executed and delivered on the Closing Date and filed on or promptly after the Closing Date with the Secretary of State of Massachusetts and the Secretary of State of Delaware.

            (ii) THE EFFECTIVE TIME. The "Effective Time" will be upon (a) the filing of the Certificate of Merger with the Secretary of State of Massachusetts, and issuance by the Secretary of State of Massachusetts of a Certificate of Merger with respect thereto, and (b) the filing of the Certificate of Merger with the Secretary of State of Delaware, and issuance by the Secretary of State of Delaware of a Certificate of Merger with respect thereto, and in any event, on or as promptly as practicable after the Closing Date.

            (iii) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time, (1) the Company will be merged with and into Invatec Sub in accordance with the provisions of the General Corporation Law of the State of Delaware, (2) the Company will cease to exist as a separate legal entity, (3) Invatec Sub will be the Surviving Company and, as such, will, all with the effect provided by the General Corporation Law of the State of Delaware (a) possess all the properties and rights, and be subject to all the restrictions, duties and obligations, of the Company and Invatec Sub and (b) be governed by the laws of the State of Delaware, (4) the Charter Documents of Invatec Sub then in effect will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the Certificate of Incorporation) or (b) their terms (in the case of the Bylaws)) the Charter Documents of the Surviving Company, except that the Certificate of Incorporation shall be amended to change the name of the Surviving Company to "Colonial Process Equipment & Service Co., Inc." (5) the initial member of the Board of Directors of the Surviving Company will be William E. Haynes, and he will hold the office of director of the Surviving Company, subject to the provisions of the applicable laws of the State of Massachusetts and the Charter Documents of the Surviving Company, and (6) the initial officers of the Surviving Company will be as set forth below, and each of those persons will serve in each office specified for that person below, subject to the provisions of the Charter Documents of the Surviving Company, until that person's successor is duly elected to, and, if necessary, qualified for, that office:


                    OFFICE:                               NAME:

Chairman of the Board & Chief Executive Officer.      William E. Haynes
President.......................................      Martin T. Dooney

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Chief Financial Officer, Senior Vice President,
Treasurer and Secretary.........................      Charles F. Schugart
Vice President & Assistant Secretary............      Douglas R. Harrington, Jr.
Vice President & Assistant Secretary............      Frank L. Lombard
Vice President & Assistant Secretary............      John L. King

            (iv) EFFECT OF THE MERGER ON COMPANY CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to the provisions of PARAGRAPH 5, without interest, on surrender of the certificates evidencing those shares, the following (the "Acquisition Consideration"):

            (a) shares of Invatec Common Stock in an aggregate amount equal to
            (a) Five Hundred Ninety-Two Thousand Five Hundred Dollars ($592,500) divided by (b) the Current Market Price of Invatec Stock on the Closing Date; and

            (b) cash or other immediately available funds in the aggregate amount of Three Hundred Seventy-One Thousand Three Hundred and Twelve Dollars ($371,312);

      whereupon all such shares of Company Capital Stock shall cease to be outstanding and to exist, and shall be canceled and retired;

            (2) each share of Company Capital Stock held in the treasury of the Company shall cease to be outstanding and to exist and shall be canceled and retired; and

            (3) each share of capital stock of Invatec Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Company and the common stock of the Surviving Company issued on that conversion will constitute all the issued and capital stock of the Surviving Company.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time (which Stockholder hereby covenants and agrees shall only be him) will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of PARAGRAPH 5, such holder's pro rata share of the Acquisition Consideration.

Invatec will cause its transfer agent to deliver to each Stockholder the certificate evidencing such Stockholder's shares of Invatec Common Stock as promptly as practicable after the Closing Date; however, such Stockholder shall be treated for all purposes as having been the record holder of such shares as of the Effective Time.

            (v) DELIVERY, EXCHANGE AND PAYMENT. On the Closing Date, the Stockholder, as the holder of the certificates representing all of the outstanding shares of Company Capital Stock, will receive, on surrender of those certificates (duly endorsed in blank, or accompanied by stock

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powers in blank duly executed by Stockholder, and with all necessary transfer tax and other revenue stamps, acquired at Stockholder's expense, affixed and canceled) to Invatec, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements, subject to the provisions of PARAGRAPH 5, the Acquisition Consideration. Until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this SUBPARAGRAPH 2(A)(V), that certificate will, for all purposes, be deemed to evidence only the right to receive the pro rata share of the Acquisition Consideration evidenced thereby. The Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock surrendered by him.

      (B) INCOME AND OTHER TAXES; TRANSACTION EXPENSES. Stockholder shall pay all income, documentary, transfer, stamp, revenue or other taxes arising out of the transfer, surrender or cancellation of the Company Capital Stock or receipt of payments therefor, or any consideration delivered in connection therewith. Neither Invatec, the Surviving Company nor the Company shall be responsible for any business, occupation, income, withholding or similar tax, or any taxes of any kind, of the Stockholder, including without limitation any income taxes assessed against the Stockholder which result from the failure of the Acquisition to qualify as a tax-free reorganization. Invatec, on the one hand, and the Stockholder, on the other hand, will each pay their respective legal, accounting, tax, broker's or other advisors' expenses incurred in pursuing and consummating the Acquisition; provided, however, that Invatec will pay one-half of the Reorganization Expenses incurred by the Stockholder after June 22, 1998, up to $15,000. In no event shall any costs or expenses incurred by the Stockholder be borne by the Company. In the event that the Acquisition fails to qualify as a tax-free reorganization for any reason, other than the breach of an express representation or warranty by a Party, then the Stockholder shall pay and be solely responsible for any income taxes assessed against the Stockholder which result from such failure, and Invatec shall pay and be solely responsible for all income taxes assessed against the Company or the Surviving Company which result from such failure.

      (C) COMPANY DEBT LIMITATION; STOCKHOLDER AND FORMER STOCKHOLDER DEBT. The Stockholder shall cause the total Indebtedness of the Company to be, immediately prior to Closing, equal to or less than Three Hundred Thirty-Six Thousand One Hundred Eighty-Eight Dollars ($336,188), and to consist solely of Indebtedness described on SCHEDULE I, but exclusive of any prepayment penalties resulting from or arising out of the prepayment of the Company's Indebtedness in connection with or as a result of the Acquisition, all of which shall be paid by the Stockholder. Except for salary accrued in the Ordinary Course of Business, on the Closing Date there will not be any Indebtedness owed by the Company to the Stockholder or any affiliate of the Stockholder, and the Stockholder and his affiliate shall repay to the Company at Closing the Indebtedness owed by him or such affiliate, as applicable, to the Company. On the date of execution hereof, the only Indebtedness of the Stockholder or his affiliates to the Company is $87,000 owed by the Trust, which amount shall be payable by the Trust to Invatec at Closing. Invatec will pay the Former Stockholder Debt to Mr. Capobianco, at the Closing and will provide to him health insurance in accordance with the Company's existing agreement with him.

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      (D) LEASE OF REAL ESTATE. At the Closing Invatec Sub will enter into the
Lease for the real property owned by the Trust substantially in the form of EXHIBIT C attached hereto.

      (E) LIFE INSURANCE. The two life insurance policies issued by John Hancock Insurance Company and maintained by the Company on the lives of the Stockholder and Ray Santusso, an employee, shall be redeemed for their cash surrender values. The cash surrender value of the policy covering the Stockholder, in the approximate amount of $28,000, will be payable to Invatec at the Closing, and the cash surrender value of the policy covering Mr. Santusso, in the approximate amount of $32,000, will be paid to Mr. Santusso.

      (F) FORWARD SUBSIDIARY MERGER TAX REPRESENTATIONS. The Company and the Stockholder hereby represent and warrant the following to be true and correct as of the Effective Time:

            (i) The fair market value of the Invatec Common Stock and other consideration received by the Stockholder will be approximately equal to the fair market value of the Company Capital Stock surrendered in the Acquisition.

            (ii) There is no plan or intention of the Stockholder to have Invatec redeem, or have a party related to Invatec acquire, shares of Invatec Common Stock received in the Acquisition which would reduce the Stockholder's ownership of a number of shares of Invatec Common Stock received in the Acquisition to a number of shares having a value, as of the date of the Acquisition, of less than 50% of the sum of (i) the value at the Effective Time of all the Company Capital Stock held immediately prior to the Acquisition by the Stockholders and (ii) the value at the Effective Time of any other instruments (such as debt of the Company which is guaranteed by the Stockholder) which are classified for federal income tax purposes as stock of the Company (collectively, "Shares") and which are held immediately prior to the Acquisition by the Stockholder. For purposes of this representation, shares of Company Capital Stock outstanding immediately prior to the Acquisition include shares redeemed prior to the Acquisition by reason of this Agreement or otherwise as part of the Acquisition, and the value of all shares of Company Capital Stock outstanding immediately prior to the Acquisition shall be determined with regard to any extraordinary distributions (i.e., distributions with respect to shares of Company Capital Stock other than regular, normal dividends) by the Company by reason of this Agreement or otherwise as part of the Acquisition. For purposes of this representation, a party is related to Invatec if such party and Invatec would be treated as related parties within the meaning of Treasury Regulations Section 1.368-1(e)(3).

            (iii) Invatec Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Acquisition. For purposes of this representation, amounts paid by the Company to the Stockholder in cash or other property, amounts used by the Company to pay Reorganization Expenses, and all redemptions and distributions

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      (except for regular, normal dividends, if any) made by the Company immediately preceding the Acquisition, will be included as assets of the Company held immediately prior to the Acquisition.

            (iv) The liabilities of the Company assumed by Invatec Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the Ordinary Course of Business.

            (v) The Company and the Stockholder will pay their respective expenses, if any, incurred in connection with the Acquisition; provided however, that Invatec will pay one-half of the Reorganization Expenses incurred by the Stockholder after June 22, 1998, up to $15,000.

            (vi) There is no intercorporate indebtedness existing between Invatec and the Company or between Invatec Sub and the Company that was issued, acquired or will be settled at a discount.

            (vii) The Company is not an investment company. For purposes of this representation, an investment company means a regulated investment company (as defined in the Code), a real estate investment trust (as defined in the Code), or a corporation, 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment within the meaning of
      Section 368(a)(2)(F)(iii) of the Code.

            (viii)The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

            (ix) At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

            (x) None of the compensation received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any of his shares of Company Capital Stock. None of the shares of Invatec Common Stock to be received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreements, and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

            PARAGRAPH 16. THE CLOSING. (A) TIME AND PLACE. On or before the Closing Date, the Parties will take all actions necessary to effect the Acquisition (all those actions collectively being the "Closing"). The Closing will take place at the offices of Counsel for Invatec at 10:00 a.m.,

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local time, or at such later time on the Closing Date as Invatec shall specify by written notice to Stockholders.

      (B) STOCKHOLDER'S DELIVERIES. At or before the Closing, Stockholder shall deliver or cause to be delivered to Invatec the following, all of which shall be duly executed by all of the parties thereto, other than Invatec, Invatec Sub and Invatec's third party lender, and shall be in form and content acceptable to the
Parties:

            (i) All of the stock certificates evidencing the Company Capital Stock, with all necessary transfer tax and other revenue stamps acquired and attached at the expense of the holder of such certificate, together with irrevocable stock powers in form and content acceptable to Invatec, duly authorized and executed by the record holder of each such stock certificate;

            (ii) An Affiliate Letter in the form attached hereto as EXHIBIT D from the Stockholder, duly executed by him with respect to his acquisition of Invatec Common Stock as part of the Acquisition Consideration;

            (iii) The Certificates of Merger to be filed in Massachusetts;

            (iv) The Certificate of Merger to be filed in Delaware;

            (v)   The Employment Agreement;

            (vi)  The Lease;

            (vii) Resignations of all directors and officers of the Company, effective as of the Effective Time;

            (viii)Evidence of the receipt by Mr. Capobianco of payment of the Former Stockholder Debt amount, together with an executed release by him of the Company's further payment obligations under the Redemption Agreement, in form and content acceptable to Invatec;

            (ix) The Subordination of Landlord's Lien executed by the Trust in favor of Invatec's third party lender in the form attached hereto as EXHIBIT E.

            (x) An opinion of counsel issued by Counsel for the Company and the Stockholder in the form attached as EXHIBIT F;

            (xi) No Withholding Certificate duly executed by the Stockholder;

            (xii) Certificates of the Secretary or Assistant Secretary of the Equipment and Service, certifying as to copies of the Articles of Incorporation and Bylaws of Equipment and Service, and the resolutions of the Board of Directors of those

                                     -9-
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      companies and the Stockholder, in form and content reasonably acceptable to Invatec, authorizing the transactions contemplated herein;

            (xiii)Closing Certificate duly executed by the Stockholder in the form attached hereto as EXHIBIT G;

            (xiv) All original promissory notes or other debt instruments executed by the Company relating to the Indebtedness, together with an executed release in form and content acceptable to Invatec

            (xv) Evidence that the insurance policies described in PARAGRAPH 2(E) have been redeemed;

            (xvi) All governmental, lender or other third party approvals to be delivered by Stockholders as a condition to closing pursuant to ARTICLE V of the Uniform Provisions, in form and content reasonably acceptable to Invatec; and

            (xvii) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Invatec's representations and warranties set forth herein.

      (C) INVATEC'S OBLIGATIONS. At the Closing, Invatec will deliver or cause to be delivered to the Stockholder or other party named below the following, all of which shall be duly executed by Invatec and Invatec Sub, and shall be in form and content acceptable to the Parties:

            (i) The shares of Invatec Common Stock to be delivered hereunder as a portion of the Acquisition Consideration (provided that the certificates evidencing such shares shall be delivered as promptly as practicable after the Closing);

            (ii) Cash or immediately available funds in the aggregate amount of $256,312, representing the cash portion of the Acquisition Consideration of $371,312, against which has been credited the $87,000 debt of the Trust and the $28,000 cash surrender value of the life insurance policy on the Stockholder, which amounts were payable to Invatec in cash at the Closing;

            (iii) The cash surrender value of the insurance policy covering Mr. Santusso, payable to him, as provided in PARAGRAPH 2(E);

            (iv) Cash or immediately available funds in satisfaction of the Former Stockholder Debt payable to Mr. Capobianco;

            (v) Cash or immediately available funds in satisfaction of the Indebtedness listed on Schedule I to the holders thereof;

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            (vi) The Certificates of Merger to be filed in Massachusetts;

            (vii) The Certificate of Merger to be filed in Delaware;

            (viii)The Employment Agreement;

            (ix)  The Lease;

            (x) Closing Certificate duly executed by Invatec in the form attached hereto as EXHIBIT H;

            (xi) An opinion of counsel issued by Counsel for Invatec, in the form attached hereto as EXHIBIT I;

            (xii) Certificate of the Secretary or Assistant Secretary of Invatec certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec attached thereto, and the resolutions of the members of the Executive Committee of the Board of Directors of Invatec, in form and content reasonably acceptable to Counsel for the Company and the Stockholder, authorizing the transactions contemplated herein;

            (xiii)Certificate of the Secretary or Assistant Secretary of Invatec Sub certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec Sub attached thereto, and the resolutions of the sole director and sole shareholder of Invatec Sub, in form and content reasonably acceptable to Counsel for the Company and the Stockholder, authorizing the transactions contemplated herein; and

            (xiv) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Invatec's representations and warranties set forth herein.

      (D) FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. The Stockholder, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer reasonably requested by Invatec, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Invatec, for the purpose of effecting the Acquisition.

      PARAGRAPH 17. INCORPORATION OF UNIFORM PROVISIONS. The Uniform Provisions hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein, subject to the following revisions:

            (i) Article III is hereby amended by inserting the following:

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                  Section 3.07. SEC FILINGS. (a) Invatec has filed with the
            Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents (the "INVATEC SEC FILINGS") required to be filed by it under the 1934 Act and the rules and regulations thereunder.

                  (b) As of its filing date, each Invatec SEC Filing complied as to form in all material respects with the applicable requirements of the 1934 Act.

                  (c) As of its filing date, each Invatec SEC Filing filed
            pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Invatec has previously delivered to the Stockholder copies of Invatec's prospectus, dated June 10, 1998, as supplemented (the "PROSPECTUS"). As of its date, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (e) Invatec's Financial Statements included in the Prospectus present fairly, in all material respects, the financial position of Invatec as of the date thereof and the results of operations and cash flows of Invatec and stockholders' or other owners' equity for the periods set forth therein and have been prepared in accordance with GAAP.

      (ii) Section 8.01(b) is hereby amended by inserting after the last sentence of that section, "Notwithstanding the foregoing, if the Stockholder is terminated without cause after the expiration of the term of his Employment Agreement with Invatec, so that no lump sum cash payment provided for therein is paid to the Stockholder, this covenant not to compete shall terminate and be of no further force or effect."

            PARAGRAPH 5. POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. (A) DETERMINATION. Within sixty (60) days after the Closing Date, Invatec shall deliver to the Stockholder an unaudited combined balance sheet of Equipment and Service, prepared as of the Closing Date (the "Post-Closing Financial Statements"). These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by the Stockholder unless he furnishes written notice of his disagreement ("Notice of Disagreement") to Invatec prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by the Stockholder to Invatec in accordance with this PARAGRAPH 5, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 10-day period following the delivery of a

Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain in dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10-day period (or any agreed upon extension thereof), to the Accounting Firm for review and resolution. In connection with such submission, Invatec and each Stockholder shall promptly execute any waivers, releases, indemnification agreements or fee agreements requested by the Accounting Firm. All proceedings conducted by the Accounting Firm shall be conducted at the offices of the Accounting Firm in Houston, Texas. The Accounting Firm shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Accounting Firm. The cost of any proceeding (including the fees of the Accounting Firm but excluding the fees and disbursements of each Party's independent auditors and counsel) pursuant to this PARAGRAPH 5 shall be borne one-half by Invatec and one-half by the Stockholder. The fees and disbursements of Stockholder's independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne by Stockholder, and the fees and disbursements of Invatec's independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne by Invatec. The final determination as described in any of the procedures set forth hereinabove shall constitute the "Final Post-Closing Financial Statements."

      (B) PAYMENT. The Final Post-Closing Financial Statements shall set forth the amount of the Company's Working Capital and Indebtedness as of the Effective Time. Stockholder hereby agrees to deliver to Invatec within ten (10) business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholder, the number of shares of Invatec Common Stock determined at the Current Market Price on the Closing Date (or, if the tax free nature of the Acquisition would be violated by the delivery of stock, then cash), equal to the amount, if any, by which the Company's (i) Indebtedness as of the Effective Time, as set forth in the Final Post-Closing Financial Statements exceeds $336,188 and (ii) Working Capital as of the Effective Time, as set forth in the Final Post-Closing Financial Statements, is less than $358,162. Invatec hereby agrees to deliver to the Stockholder, within ten (10) business days of delivery of the Final Post-Closing Financial Statements to Invatec and to the Stockholder, the number of shares of Invatec Common Stock determined at the Current Market Price on the Closing Date, equal to the amount, if any, by which the Company's (i) Indebtedness as of the Effective Time as set forth in the Final Post-Closing Financial Statements is less than $336,188 and (ii) Working Capital as of the Effective Time, as set forth in the Final Post-Closing Financial Statements, exceeds $358,162.

      Determinations under this PARAGRAPH 5 shall be consistent with the methodology reflected in SCHEDULES I AND II.

      PARAGRAPH 6. OFFSET. To the extent permitted by applicable law, and subject to the limits on Damage Claims and on indemnification claims in SECTION
6.04 and SECTION 7.06 of the Uniform Provisions, all amounts due and owing to the Stockholder under this Agreement shall be subject to offset by Invatec to the extent of any damages incurred as a result of the Stockholder's breach of this Agreement, commencing on the tenth (10th) day after Invatec sends written notice to the Stockholder of the alleged breach, unless Stockholder cures same within such 10-day period. The Stockholder hereby acknowledges and agrees that but for the right of offset contained in this PARAGRAPH 7, Invatec would not have entered into this Agreement or any of the transactions contemplated herein.

      PARAGRAPH 7.  SECURITIES LAWS.

      (A) STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES CONCERNING SECURITIES. As of the date hereof, the Stockholder hereby makes the following representations and warranties to and for the benefit of Invatec: (i) that he has been provided with copies of Invatec's Prospectus dated June 10, 1998, as supplemented (the " Prospectus"), and has been provided as much time and opportunity as he deemed appropriate to review and study such materials, and to consult with Invatec regarding the merits and risks of the transactions contemplated by this Agreement; (ii) that he has had adequate opportunity to ask questions of and receive answers from the officers of Invatec pertaining to the purchase of the Invatec Common Stock pursuant to this Agreement, and (iii) all such questions have been answered to the satisfaction of the Stockholder.

      (B) TRANSFER RESTRICTIONS. The Stockholder hereby agrees that except for transfers to immediate family members who agree to be bound by the restrictions set forth in this PARAGRAPH 7(B) (or trusts for the benefit of the Stockholder or family members, or trusts in which the Stockholder is both the grantor and the beneficiary, the trustees of which so agree), for a period of twelve (12) months from the Closing Date, the Stockholder will not sell, assign, exchange, transfer, appoint, or otherwise dispose of any of the shares of Invatec Common Stock received by the Stockholder pursuant to this Agreement. The certificates evidencing the Invatec Common Stock delivered to the Stockholder pursuant to this Agreement which are subject to this restriction will bear a legend substantially in the form set forth below and containing such other information as Invatec may deem necessary or appropriate:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF WITHOUT THE WRITTEN CONSENT OF INVATEC, AND INVATEC SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE EXPIRATION OF TWELVE (12) MONTHS FROM THE DATE OF THIS CERTIFICATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, INVATEC AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

      PARAGRAPH 8.MULTIPLE COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. For purposes of the Agreement and all documents, instruments and agreements executed in connection herewith, facsimile signatures shall be deemed to be original signatures. In addition, if any Party executes facsimile copies of this Agreement or any documents , instruments of agreements executed in connection herewith, such copies shall be deemed originals.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    INVATEC:

                                    INNOVATIVE VALVE TECHNOLOGIES, INC.

                                    By: _______________________________________
                                    Name:_____________________________________
                                    Title:______________________________________

                                    INVATEC SUB:

                                    COLONIAL ACQUISITION, INC.

                                    By: _______________________________________
                                    Name:_____________________________________
                                    Title:______________________________________


                                    STOCKHOLDER:

                                    ________________________________
                                    MARTIN T. DOONEY


                                    THE COMPANY:

                                    COLONIAL PROCESS EQUIPMENT CO., INC.

                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:______________________________________


                                    COLONIAL SERVICE COMPANY, INC.


                                    By: ___________________________________
                                    Name:_________________________________
                                    Title: __________________________________

Schedule I - Indebtedness
Schedule II - Working Capital
Schedule 3.04 - Capital Stock of Invatec
Schedule 3.05 - Subsidiaries of Invatec

Exhibit A - Dooney Employment Agreement
Exhibit B - Certain Company Financial Statements
Exhibit C - Lease
Exhibit D - Affiliate Letter
Exhibit E - Subordination of Landlord's Lien
Exhibit F - Opinion of Counsel of Stockholder and Company
Exhibit G - Closing Certificate of Stockholder
Exhibit H - Closing Certificate of Invatec
Exhibit I - Opinion of Counsel of Invatec

Annex I - Uniform Provisions for Stock Acquisitions By Subsidiary Merger

                                     -17-